EXHIBIT 2(b)(4)

CONFORMED COPY

COPAMEX, S.A. DE C.V.

SUPPLEMENTAL INDENTURE

Dated as of September 25, 2002

to

INDENTURE

Dated as of April 25, 1997

THE BANK OF NEW YORK,

As successor to IBJ Schroder Bank & Trust Company,

AS TRUSTEE

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SUPPLEMENTAL INDENTURE, dated as of September 25, 2002 (the “Supplemental Indenture”), among COPAMEX, S.A. de C.V. a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Company”), as issuer, and THE BANK OF NEW YORK, as successor to IBJ Schroder Bank and Trust Company, as trustee (the “Trustee”), to the indenture, dated as of April 25, 1997, by and between the Company , IBJ Schroder Bank and Trust Company, as trustee and Citibank N.A. as principal paying agent and security registrar (the “Indenture”).

WITNESSETH:

WHEREAS, the Company and IBJ Schroder Bank and Trust Company have heretofore executed and delivered the Indenture providing for the issuance of 11.375% Senior Notes due 2004 and 11.375% Series B Senior Notes due 2004 (collectively, the “Notes”) of the Company;

WHEREAS, there is currently outstanding under the Indenture $180,270,000 in aggregate principal amount of the Notes;

WHEREAS, Section 902 of the Indenture provides that the Company and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Company desires to amend a provision of the Indenture, as set forth in Section 1 hereof;

WHEREAS, the holders of at least a majority in aggregate principal amount of the Notes outstanding have consented to the amendment effected by this Supplemental Indenture;

WHEREAS, the Company has authorized by a resolution of its Board of Directors this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the estatutos sociales (bylaws) of the Company, to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:

SECTION 1.   Amendment to the Indenture

Section 1101 shall be amended in its entirety to read as follows:

SECTION 1101.   Right of Redemption.

(a) Optional Redemption. The Securities may be redeemed, at the option of the Company in whole or in part, at any time or from time to time, on or after April 30, 2002 and prior to Maturity, upon giving not less than 30 nor more than 60 days’ notice by mail to the Holders (which notice will be irrevocable), at the Redemption Prices (expressed in percentages of principal amount at Maturity) noted in the next succeeding sentence, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the

Redemption Date). The Notes are redeemable at 105.625% of their principal amount, if redeemed during the 12-month period commencing April 30, 2002, and at 102.81% of their principal amount, if redeemed thereafter.

In the case of any partial redemption, selection of the relevant Securities for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Securities are listed or, if the Securities are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Security of U.S.$1,000 in principal amount or less shall be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption relating to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Security.

(b) Redemption for Tax Reasons. The Securities may be redeemed, at the option of the Company, as a whole but not in part, if, as a result of any amendment to, or change in, the laws (or any regulation or rulings thereunder) of Mexico or any political subdivision or taxing authority thereof or therein, or any amendment to or change in an official interpretation or application regarding such laws, regulations or rulings, which amendment, change, application or interpretation becomes effective on or after April 25, 1997, the Company pays or would be obligated for reasons outside its control, and after taking reasonable measures available to it to avoid such obligation, to pay Additional Amounts in respect of any Security pursuant to the terms and conditions thereof in excess of those attributable to the Mexican withholding tax of 15% imposed on interest payments to Holders, then, at the option of the Company, the Securities may be redeemed, as a whole but not in part, at any time, upon giving not less than 30 nor more than 60 days’ notice by mail to the Holders (which notice shall be irrevocable), at a Redemption Price equal to the principal amount thereof, together with accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the Interest Payment Date that is on or prior to the Redemption Date) and Additional Amounts, if any, which would otherwise be payable; provided that (1) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would but for such redemption be obligated to pay such Additional Amounts and (2) at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.
Prior to the publication of any notice of redemption pursuant to this subsection 1101(b), the Company shall deliver to the Trustee (i) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Company so to redeem have occurred and (ii) an Opinion of Mexican Counsel to the effect that the Company has or shall become obligated to pay such Additional Amounts as a result of such amendment or change. Such notice, once delivered by the Company to the Trustee, shall be irrevocable.

SECTION 2.   Operativeness

This Supplemental Indenture will become operative and binding upon the Company, the Trustee and the Holders as of the date first above written.

SECTION 3.   Reference to and Effect on the Indenture

On and after the date on which this Supplemental Indenture becomes operative and binding, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires.

Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 4.   Governing Law

This Supplemental Indenture shall be construed and enforced in accordance with the laws of the State of New York.

SECTION 5.   Defined Terms

Unless otherwise indicated, capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

SECTION 6.   Conflicts

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail.

SECTION 7.   Trust Indenture Act Controls

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.

SECTION 8.   Trustee Disclaimer

The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

SECTION 9.   Counterparts and Method of Execution

The Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

SECTION 10.  Titles

Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the day and year first above written.

COPAMEX, S.A. de C.V.

By: /s/ Carlos Luis Diaz Saenz Name: Carlos Luis Diaz Saenz Title: General Counsel

THE BANK OF NEW YORK,
as successor trustee to IBJ Schroder Bank and Trust Company

By: /s/ Hector Herrera Name: Hector Herrera Title: Vice President